Exhibit 14.1

                       Code of Business Conduct and Ethics

            For Chief Executive Officer and Senior Financial Officers

         of National Patent Development Corporation and its Subsidiaries

         It is the policy of National Patent Development Corporation that the Chief Executive Officer, the Director of Finance and the senior officers in the Accounting and Finance Department of each of National Patent Development Corporation and its subsidiaries (hereinafter sometimes collectively referred to as the "Company") adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their responsibilities:

1. Act with honesty and integrity, avoiding actual or apparent conflicts between his or her personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position.

2. Perform responsibilities with a view to causing periodic reports filed or otherwise submitted to the SEC to contain information which is accurate, complete, fair, timely and understandable.

3. Comply with laws of federal, state, and local governments applicable to the Company, and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

4. Promptly report any violations of the Company's Code of Ethics to the appropriate person(s) identified herein.

5. Act in good faith, responsibly, with due care, and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised.

6. Respect the confidentiality of information acquired in the course of the performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose. Do not use confidential information acquired in the course of the performance of his or her responsibilities for personal advantage.

7. Proactively promote ethical behavior among subordinates and peers.

8. Use corporate assets and resources employed or entrusted in a responsible manner.

9. Do not use corporate information, corporate assets, corporate opportunities or one's position with the Company for personal gain or take personally opportunities that are discovered through the use of corporate property, information or position. Do not compete directly or indirectly with the Company.


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10. Comply in all respects with the Company's Conduct of Business policy, and the Company's Policy Regarding Trading in Securities and Protection of Confidential Information.

11. Advance the Company's legitimate interests when the opportunity arises.

12. Act in a manner that shows accountability for adherence to the Company's Code of Ethics by certifying to the foregoing annually and filing a copy of such certification with the Audit Committee.

13. Deal fairly with the Company's customers, suppliers, competitors and employees.

Reporting Violations

         If you have any concerns about a possible violation of the Company's Code of Ethics, it is your responsibility to promptly report any such violations to either the Company's Chairman of the Board or the Audit Committee or the Ethics Compliance Officer set forth in Section 4.0 "Ethics Program" of the Company's Conduct of Business. Requests for confidentiality will be honored to the greatest extent possible, consistent with the Company's legal obligations. If an investigation confirms the allegation, prompt corrective action will be taken. The "Ethics Program" contained in the Company's Conduct of Business is hereby incorporated by reference into this policy. The Business Conduct Hotline, 866-423-5994, provides a means for receiving confidential questions concerning any ethics-related issues of Company employees. The Company will not tolerate retaliation against persons making a report in good faith under this policy.

Amendments/Waivers to Code of Ethics

         Any amendment to or waiver of, the Code of Ethics must be approved by the Board of Directors or a committee of the Board of Directors responsible for corporate governance matters. The Company is required to promptly disclose amendments to, and waivers of, the Code of Ethics for its executive officers or directors. The Company will within five business days after such amendment or waiver disclose the nature of such amendment or waiver on its website at www.npdc.com or in a Form 8-K filed with the SEC.

Availability on Web Site

The Code of Ethics and Code of Conduct of Business is available on the Company's web site at www.npdc.com and in print for any stockholder who requests it by writing to the Corporate Secretary, National Patent Development Corporation, 777 Westchester Avenue, White Plains, NY 10604.




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